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[COHO ENERGY, INC LOGO]                                            EXHIBIT 99.1


     14785 PRESTON ROAD, SUITE 860, DALLAS, TEXAS 75254 TEL.:(972)774-8300
                               FAX:(972)991-2257


        COHO ENERGY ANNOUNCES SETTLEMENT OF LAWSUIT AGAINST AFFILIATES OF
                           HICKS, MUSE, TATE & FURST

Dallas, Texas, August 5, 2002 - Coho Energy, Inc. (CHOH: OTC BB) announced today that the United States Bankruptcy Court has approved the settlement agreement between Coho and five affiliates of Hicks, Muse, Tate & Furst ("Hicks Muse") related to litigation matters between such parties. Under the settlement agreement, Hicks Muse agreed to pay Coho $8.5 million and to dismiss its claims against Coho's former officers under separate litigation. In exchange, Coho agreed to release Hicks Muse in full from any and all claims under its litigation against Hicks Muse and dismiss such litigation.

The $8.5 million settlement payment was paid into the bankruptcy court registry in May 2002 because disputes are still pending associated with pending contingency claims by third parties. Additionally, pursuant to Coho's March 2000 plan of reorganization, Coho is required to distribute 20% of the proceeds of the settlement, after fees and expenses, to Coho Energy shareholders as of February 7, 2000. It is expected that Coho will receive proceeds, net of legal fees and the shareholder distribution, ranging from a low of approximately $2.8 million to a high of approximately $4.3 million depending on the outcome of these pending contingency claims.

Coho's net proceeds from the settlement are an asset in its bankruptcy proceeding. Such proceeds will be a portion of Coho's assets that will be used to pay creditors pursuant to bankruptcy court approval.

For further information contact:  Gary Pittman at 972-774-8300.